UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 26, 2006

MMC ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51968	98-0493819
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26 Broadway, Suite 907 New York, NY	10004
(Address of Principal Executive Offices)	(Zip Code)

(212) 977-0900
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Upon the recommendation of the Compensation Committee of MMC Energy, Inc. (“MMC” or the “Company”), the Board of Directors of the Company (the “Board”) approved an annual compensation arrangement for the Company’s independent directors of the Board, effective October 1, 2006.  In addition, the Board, upon the of the recommendation of the Compensation Committee of the Board, approved the award of 12,685 shares of restricted common stock of the Company to each of the Company’s independent directors. The Board additionally approved the award to Fred Buckman that number of shares of restricted common stock as equals $30,000 divided by the high and low price of the Company’s common stock (as traded on the Nasdaq Over-The-Counter Market) on the date Mr. Buckman formally joins the Board. See Item 5.02 below. The terms of these awards provide that such shares are subject to forfeit if the relevant independent director ceases to serve as a director prior to May 15, 2007, at which time such award is fully vested.

  A schedule of the Company’s independent director compensation arrangement is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K.

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

On September 25, 2006, the Board appointed Fred Buckman as a director of MMC.

There are no arrangements or understandings pursuant to which Mr. Buckman was selected as a director. It is expected that Mr. Buckman will serve as a member of the Finance Committee and the Audit Committee of MMC’s Board of Directors and as Chairman of the Risk Committee of MMC’s Board of Directors.

There are no related party transactions between MMC and Mr. Buckman.

A copy of the press release announcing the appointment was issued on September 25, 2006, and is attached hereto as Exhibit No. 99.2. The foregoing description is qualified in its entirety by reference to the full text of the exhibit.

ITEM 9.01 FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(c) Exhibits.

Exhibit No.	Exhibit Description

99.1	Independent Director Compensation Schedule
99.2	Press Release, dated September 25, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: September 26, 2006	MMC ENERGY, INC.

	By:	/s/ Denis Gagnon
Name: Denis Gagnon
Title: Chief Financial Officer